Exhibit 10.1
ASSET PURCHASE AGREEMENT

BETWEEN

SHOUGUANG CITY HAOYUAN CHEMICAL COMPANY LIMITED,

GULF RESOURCES, INC.

AND

LIANGCAI ZHANG

DATED AS OF

December 22, 2011

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INDEX OF SCHEDULES AND EXHIBITS

1. Asset Checklist

This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of December 22, 2011 (the "Effective Date") by and between the following parties:

(1) SHOUGUANG CITY HAOYUAN CHEMICAL COMPANY LIMITED, a company validly existing under the laws of China ("SCHC"), a subsidiary of Gulf Resources, Inc.;

(2) GULF RESOURCES, INC. (“GURE”); and

(3) Liangcai Zhang, an individual resident of China (the “Seller”) owns private land use rights covering 6.88 square kilometers of bromine mining field include 4,500 square meters of production area, located at 3 kilometers west of the Yangkou Village, south of Youyi road in Shouguang City Yangkou Township (The “Leased Property”).

WHEREAS: the Seller wishes to sell, transfer and convey certain assets listed on Schedule 1 hereto with annual bromine production capacity of 3,000 tons to SCHC, its successors and assigns forever, by duly executed deed(s), bills of sale, assignment(s) or other instrument(s) of conveyance, for the consideration hereinafter provided, all of the Seller’ right, title and interest in and to all assets owned by the Seller located on the Leased Property, including, but not limited to, machinery, equipment, inventory (raw materials, work-in-progress and finished goods), and any warranties associated therewith; said assets to be limited to those listed and described on Schedule 1 attached hereto and incorporated herein by reference (collectively the “Purchased Assets”), to SCHC, and SCHC wishes to purchase and acquire the same from the Seller.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. CERTAIN DEFINITIONS

"Ordinary Course of Business" shall mean an action taken by the Seller if such action is taken in normal operation of the assets, consistent with past practices.

"Closing" The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at SCHC’s offices within 10 days from the date that SCHC receives a satisfactory report from its assessment team as set forth in Section 2.4 (the "Closing Date").

"GURE" shall mean Gulf Resources, Inc., a Delaware corporation and parent of SCHC.

"Person" shall mean any individual, entity or governmental body.

2. TRANSFER OF THE ASSETS

2.1 THE SELLER agree that, upon the Closing, they will sell, transfer and deliver the Purchased Assets.

2.2 The parties understand and acknowledge that the total purchase price for the Purchased Assets is RMB63, 000,000 Yuan (the "Purchase Price") and that the Purchase Price is based upon an approximate valuation of the Purchased Assets and the Leased Property. As full consideration for the sale, assignment, transfer and delivery of Purchased Assets to SCHC and for the value of the rights to the Leased Property and upon the terms and subject to all of the conditions contained herein, SCHC shall pay to Liangcai Zhang  RMB63,000,000 Yuan in cash in the aggregate.

2.3 Upon execution of this Agreement by all of the parties, SCHC shall deliver to Liangcai Zhang a security deposit of RMB12,600,000 Yuan (the "Security Deposit"). Three days after the date hereof, SCHC will establish an asset assessment team to assess the condition and the operation of the Purchased Assets for transfer and conveyance to SCHC. Thereafter, SCHC shall pay the remainder of the Cash Purchase Price on or before the Closing Date if it has received a receipt of a report from its assessment team that is acceptable to SCHC with respect to the Purchased Assets and Leased Property. If the report concludes that the condition of the Purchased Assets is not acceptable, SCHC and the Seller shall negotiate a reduction in the Purchase Price.  If such amount cannot be mutually agreed, SCHC shall have the right to terminate this Agreement and the Security Deposit shall be returned to SCHC.

2.4 If SCHC cannot pay off the remainder of the cash portion within the time period provided in Section 2.4 above, The Seller has the right to terminate this Agreement and to retain the Security Deposit with no further obligations or liabilities to SCHC or GURE.

2.5 As a result of this Agreement, the Purchased Assets including, without limitation, any and all bromine that can be produced on the Leased Property, buildings, equipment, wells, pipelines, and power circuits will be acquired by SCHC; provided, however, that any and all debts, obligations and liabilities (the “’Obligations”) of the Seller relating to the Purchased Assets and Leased Property are specifically excluded from such Purchased Assets and shall remain the Obligations of the Seller after the Closing.

3. REPRESENTATIONS AND WARRANTIES

3.1 The Seller represents and warrants to SCHC the following:

(a) Authority.  The Seller has the requisite power and authority to execute and deliver this Agreement and to perform his  obligations hereunder, and to consummate the transactions hereby, and upon the execution and delivery of the instruments and documents specified herein. No further action will be required of the Seller to vest legal title to and possession of the Purchased Assets in the name of the Purchaser, its successors and assigns forever.

(b) Title to Assets. the Seller has good and marketable title to the Purchased Assets and has the appropriate land use right certificates or other required governmental approval evidencing the rights to use the Leased Property and ability to transfer the Leased Property, free and clear of liens or encumbrances of any kind and no person, firm or corporation has any undisclosed adverse interest therein.

(c) Condition of Purchased Assets. The Purchased Assets are in good operating condition and repair; ordinary wear and tear excepted, and are suitable for continued use by SCHC in the production of bromine. The material buildings, plants, machinery and equipment and other Purchased Assets listed on Schedule 1 hereto, necessary in connection with the production of bromine as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of  maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(d) Disclosure. No representation or warranty by the Seller contained in this Agreement or any written statement furnished to SCHC pursuant hereto or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement contained herein or therein true and not misleading.

(e) Reliance. The foregoing representations and warranties have been made by the Seller with the knowledge and expectation that SCHC is placing reliance thereon, and all such representations and warranties shall survive the Closing for a period of one (1) year.

3.2 Each of SCHC and the Seller represents and warrants respectively to the other as follows:

(a) Each of SCHC and the Seller warrants that has taken all necessary actions for the execution and performance of this Agreement.

(b) Except as otherwise disclosed, the performance of the transaction contemplated hereunder is not subject to the consent, approval or order of any governmental authorities or any other third parties, nor is it subject to any conditions precedent as registration with, qualification verification by or document delivery to any governmental authorities or any other third parties.

3.  COVENANTS OF the Seller

3.1 As of the Closing, the Seller shall cancel the employment contract with any previous employees and pay staff wages and compensation according to relevant national laws and regulations.

3.2 As of the Closing, the Seller shall settle all the contacts with original suppliers and customers, and shall pay at Closing, or be bound in their individual capacities to pay all the corresponding debt and obligations. .

3.3 SCHC is buying the Purchased Assets from the Seller , and has no relationship or affiliation with the Seller or the original operations of the Purchased Assets, and as a result is not assuming any rights and/or duties with respect to the operations of the Purchased Assets, including without limitation, no rights to (a) customers and supplier lists (other than such customers or suppliers who have pre-existing relationships with SCHC), (b) employees; (c) market distribution systems; (d) sales force; (e) operating rights; (f) production techniques, or (g) trade names.

4. INDEMNIFICATION

4.1 The Seller agrees to indemnify, hold harmless and reimburse SCHC at all times after the Closing, against and with respect to:

(a) any damage or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement on the part of the Seller made in this Agreement, any other agreement or instrument delivered by the Seller at the Closing;

(b) any damages or claims asserted against the Purchaser on account of any liability of the Seller in connection with his ownership of the Purchased Assets and the Leased Property, whether arising prior to or after the transfer of ownership of the Leased Property from the Seller to SCHC,

(c) All actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

5. MISCELLANEOUS PROVISIONS.

5.1 No Assumption of Liabilities. Except as specifically set forth in this
Agreement, nothing in this Agreement shall be construed to impose upon SCHC the assumption of any claim against or liability or obligation of the Seller, arising out of his business, or the use, operation or possession of the Purchased Assets, through the Closing, or thereafter.

6.2 Books and Records. Those books and records reasonably deemed primarily to relate to the Purchased Assets and maintained separately from the other records of the Seller shall be delivered to and become the property of SCHC.

6.3 Expenses of Negotiation and Transfer. Each party to this Agreement shall pay its own expenses and other costs incidental to or resulting from this Agreement, whether or not the transactions contemplated hereby are consummated.

6.4 Entire Agreement. This Agreement, along with the documents and agreements to be executed in connection herewith, constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those listed in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

6.5 Binding Effect. All of the covenants, conditions, agreements and undertakings set forth in this Agreement shall extend to and be binding upon the Seller and SCHC and their respective successors and assigns.

6.6 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties

6.7 Headings. Headings as to the contents of particular Sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections to which they refer.

6.8 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

6.9 Counterparts. This Agreement may be executed in three (3) or more counterparts, each of which will be deemed to be an original copy of this
Agreement and all of which, when taken together will constitute an integral party of this Agreement.

[Signature page follows]

IN WITNESS HEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove mentioned.

SCHC: SHOUGUANG CITY HAOYUAN CHEMICAL COMPANY LIMITED

Signed by:	/s/Naihui Miao

Name:	Naihui Miao

Position:	Director & Vice Manager

THE SELLER: Owner of Leased Property, located at 3 kilometers south of Youyi Road, in Shouguang City Yangkou Township, west of the Yangzhuang Village Signed by:

/s/Liangcai Zhang

Name:	Liangcai Zhang

AGREED as of the date first above written:

GULF RESOURCES, INC.

Signed by:	/s/Xiao Bin Liu

Name:	Xiao Bin Liu

Position:	CEO

SCHEDULE 1
SCHEDULE 1
ASSET CHECKLIST
No.10 Asset List
Index	Name	Units
1	Liquid chlorine cylinders	30
2	Office	5
3	Warehouse	5
4	Guard Room	1
5	Chemical Laboratory	1
6	Maintenance Room	2
7	Accomodation	12
8	Activity Room	2
9	Kitchen	6
10	Wash Room	2
11	Carriage Shed	1
12	Freshwater Pool	2
13	Power Distribution Room	1
14	Sulfur Warehouse	3
15	Central Control Room	1
16	Boiler Room	1
17	Shower Room	1
18	Stripping tower	1
19	Absorbency	1
20	Distillation Tower	1
21	Mist Eliminator	1
22	Draught Fan	1
23	Big Halogen Water Pump	1
24	Bromine Tank(5000L)	1
25	Bromine Tank(8000L)	1
26	Water Tank	1
27	Tractor	1
28	Sulfuric Acid Pot	1
29	Air Lift	1
30	Carburetor	1
31	Boiler	1
32	Sulphur-furnace	1 Set
33	Tea Furnace	1
34	Dilute Acid Pool	5
35	Air-Conditioner	1
36	Transformer 630KVA	1
37	Transformer 250KVA	1
38	Transformer 200KVA	2
39	Brine Wells	200
40	Brine Aqueduct	40715 meters
41	Brine Reservior	2
42	High&low-Voltage Line	4 sets
43	Enclosing Wall	365 meters